UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November  4, 2008

POMEROY IT SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20022	31-1227808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 Petersburg Road, Hebron, KY 41048
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (859) 586-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2008, Keith R. Coogan, the Company’s President and Chief Executive Officer, notified the Company’s Board of Directors that he will be voluntarily terminating his employment with the Company under Section 8(f) of his Employment Agreement, effective January 5, 2009, due to family health reasons.   At the request of the Board of Directors, Mr. Coogan has agreed to continue serving as a Director of the Company.  Effective January 6, 2009, he will receive $5,000.00 per month in compensation for his service as a member of the Board of Directors.

On November 6, 2008, the Board of Directors approved the appointment of Christopher C. Froman, 49, the Company’s Senior Vice President of Sales and Marketing, to the position of President and Chief Executive Officer, effective January 5, 2009.  Over the next eight (8) weeks, Mr. Coogan will assist with the transition of the executive officer duties and responsibilities to Mr. Froman

Mr. Froman has served as the Company’s Senior Vice President of Sales and Marketing since he joined the Company in December 2007.  Prior to joining Pomeroy, Mr. Froman, served as Senior Vice President, U.S. Sales at OKI Printing Solutions, Inc.  During his four year tenure there, he directed all U.S. sales and sales operations, achieving double-digit growth in revenue and profits while gaining market share increases in all product categories.  Prior to OKI Printing Solutions, Inc., Mr. Froman was Vice President of U.S. Channel Sales, and Vice President of U.S. Commercial Sales at Lexmark International, Inc.  Mr. Froman began his career at IBM Corporation where he advanced through the management ranks in the IBM PC Company.  He holds a Bachelor of Science degree in Industrial Relations from the University of North Carolina at Chapel Hill.

On November 6, 2008, the Board of Directors also approved the appointment of Craig Propst to the position of Chief Financial Officer on a permanent basis, which appointment became effective immediately.  Mr. Propst had been serving as the Company’s Chief Financial Officer on an interim basis, along with his position as Vice President and Treasurer, since July 31, 2008, as reported in a Form 8-K filed with the United States Securities and Exchange Commission on July 18, 2008.

Mr. Propst, 47, who will now serve the Company as its Senior Vice President, Treasurer and Chief Financial Officer, joined the Company in March 2008, as its Vice President and Treasurer with responsibilities for the financial areas of cash management, treasury, and financial planning and analysis. Mr. Propst was previously employed by Software Spectrum, a global software reseller with over two billion dollars in annual sales, where he served as Vice President of Finance Europe, Middle East and Africa during his three year tenure.  Before joining Software Spectrum, Mr. Propst served in multiple financial and operational roles for i2Technologies, a global supply chain software company in Dallas, Texas over a period of four years.  Prior to that, he served as treasurer for Opel Master Lease, a full service automobile leasing subsidiary of General Motors in Ruesselsheim, Germany.   Mr. Propst was an active duty Intelligence Officer in the US Air Force for nine (9) years.  He is a 1983 graduate of the United States Air Force Academy, obtained a Master of Arts in East European Studies from United States Naval Post Graduate School and holds MBA degrees in Finance from the University of Texas at Austin and in International Corporate Finance from Koblenz School of Corporate Management in Koblenz, Germany.

The Company expects to amend or enter into new compensation arrangements with both Mr. Froman and Mr. Propst as a result of their respective promotions.

The press release announcing the resignation of Mr. Coogan and the promotions of Mr. Froman and Mr. Propst is included as Exhibit 99.1 to this report and incorporated by reference in its entirety into this Item 5.02.

Section 9. – Financial Statements and Exhibits

Item 9.01 Financial statements and Exhibits

(d)	Exhibits

99.1	Press release, dated November 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POMEROY IT SOLUTIONS, INC.

Date: November 10, 2008	By: /s/ Keith R. Coogan
Keith R. Coogan, President and Chief Executive Officer